Exhibit 10.15
GENOMIC HEALTH, INC.
2005 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT GRANT
You (“Grantee”) have been granted the following number of restricted stock units (“RSUs”) of GENOMIC HEALTH, INC. (the “Company”) under the Company’s 2005 Stock Incentive Plan (the “Plan”):

Name of Grantee:	[insert]

Total Number of RSUs Granted:	_________

Grant Date:	_________________________, 2010

Vesting Commencement Date:	[insert]

Vesting Schedule:	[insert]
By Grantee’s [electronic] signature and the [electronic] signature of the Company’s representative below, Grantee and the Company agree that these RSUs are granted under and governed by the term and conditions of the Plan, the Global Restricted Stock Unit Agreement, and any applicable country-specific provisions set forth in Appendix A, all of which are attached to and made a part of this Notice of Restricted Stock Unit Grant (“Notice of Grant”).
     By signing this Notice of Grant, Grantee further agrees that the Company may deliver by e-mail all documents relating to the Plan or this award (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify Grantee by e-mail.
Genomic Health, Inc.
2005 Stock Incentive Plan

Grantee:	Genomic Health, Inc.

By:
Grantee’s Signature

Title:
Grantee’s Printed Name

GENOMIC HEALTH, INC.
2005 STOCK INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

1.	Grant	Pursuant to the Notice of Restricted Stock Unit Grant (the “Notice of Grant”) to which this Global Restricted Stock Unit Agreement (the “Agreement”) is attached, GENOMIC HEALTH, INC. (the “Company”), has granted to Grantee the right to receive one Share for each vested Restricted Stock Unit (“RSU”) awarded by this Agreement, as set forth in the Notice of Grant, pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”). The terms “Restricted Stock Units” and “RSUs” shall have the same meaning ascribed to the term “Stock Units” in the Plan. Capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan.

2.	Payment	No cash payment is required for the issuance of the Shares subject to the RSUs. The Shares subject to the RSUs shall become payable to Grantee, in consideration of Services rendered by Grantee, if and when the RSUs become nonforfeitable in accordance with Section 3 (Vesting Schedule) hereof.

3.	Vesting Schedule	Subject to Section 4 (Forfeiture upon Termination of Service), Grantee’s right to receive Shares subject to the RSUs awarded by this Agreement will vest in Grantee according to the vesting schedule set forth in the Notice of Grant.

4.	Forfeiture upon Termination of Service	Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if Grantee terminates Service with the Company for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and without any consideration to Grantee. The date on which Service terminates shall not be extended by any notice period required to be given under local law (e.g., Service would not include a period of “garden leave”). The Company determines when Service terminates for this purpose and for all purposes under the Plan, and its determinations are conclusive and binding on all persons.

5.	Leaves of Absence	For purposes of this Award, Grantee’s Service does not terminate when Grantee goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But Grantee’s Service terminates when the approved leave ends,

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unless Grantee immediately returns to active work.

If Grantee goes on a leave of absence, then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of Grantee’s leave. If Grantee commences working on a part-time basis, then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between Grantee and the Company pertaining to Grantee’s part-time schedule.

6.	Form and Time of Settlement	Except as otherwise provided for in Section 10 (Adjustments), settlement of the RSUs shall be made in the form of whole Shares at the time they become nonforfeitable in accordance with Section 3 (Vesting Schedule) hereof, or as soon as practicable thereafter, but with regard to U.S. taxpayers, in any event, not later than 2 1/2 months following the later to occur of the end of (i) Grantee’s tax year that includes the date of vesting, or (ii) the Company’s tax year that includes the applicable date of vesting.

At the time of settlement, Grantee will receive one Share for each vested RSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Company will determine whether cash will be paid in lieu of any fractional Share or whether such fractional share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to Grantee subject to the condition that the issuance of the Shares does not violate any law or regulation.

7.	Taxes and Withholding	(a) Regardless of any action the Company or Grantee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the issuance of Shares, or the subsequent sale of Shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. Unless otherwise determined by the Company, this Tax-Related Items withholding obligation shall be satisfied by the retention by the Company of Shares otherwise deliverable pursuant to the vested RSU; provided, however, that the Shares retained for payment of the Tax-Related Items must not exceed the minimum tax withholding amount permissible under the method that results in the least amount withheld. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Grantee is deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s participation in the Plan.

(c) In the alternative and subject to the Company’s authorization, Grantee agrees that the Company and/or the Employer, or their respective agents, at their discretion, may satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following without Grantee’s further consent:

(i) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company, the Employer and/or any Subsidiary or Affiliate; or

(ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs through a voluntary sale (on Grantee’s behalf and pursuant to this authorization).

(d) Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means described in this Section.

(e) The Company may refuse to issue or deliver the Shares or proceeds of the sale of Shares if Grantee fails to comply with

Grantee’s obligations in connection with the Tax-Related Items. Grantee shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.

8.	Restrictions on Resale	By signing this Agreement, Grantee agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as Grantee is an employee, consultant or director of the Company, a Subsidiary or Affiliate.

9.	Retention Rights	Neither the Award nor this Agreement gives Grantee the right to be retained by the Company, a Subsidiary or an Affiliate in any capacity. The Award will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate. Grantee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time with or without cause.

10.	Adjustments	In the event of a stock split, a stock dividend or a similar change in Stock or other capitalization adjustment contemplated in Section 11(a) of the Plan, the number of RSUs subject to this Agreement shall be adjusted pursuant to the Plan.

11.	Grant is not Transferable	Subject to the provisions of Section 10(f) of the Plan regarding the designation of beneficiaries, neither the RSUs granted hereby nor any interest therein or in the Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to settlement of the RSUs. Any attempt to transfer the RSUs in violation of this provision will cause the RSUs to immediately become invalid.

12.	No Voting Rights or Dividend Equivalents	The RSUs carry neither voting rights nor rights to dividends (or dividend equivalent payments). Neither Grantee nor any person claiming under or through Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to such person or such person’s broker. No adjustments will be made for dividends or other rights if the applicable record date occurs before the Shares are issued.

13.	Compliance with Section 409A of the Code	For U.S. taxpayers, it is intended that the vesting and the settlement of RSUs set forth in this Agreement shall qualify for exemption from the application of or otherwise comply with Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or otherwise comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting and/or payments provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or settlement of RSUs provided under this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting and/or settlement of RSUs provided under this Agreement or to comply with the provisions thereof.

14.	No Service Contract	The grant of the RSU is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past. The RSU and the Shares subject to the RSU are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate.

15.	Nature of Grant	The RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date subject to the terms and conditions of this Agreement. A holder of RSUs has no rights other than the rights of a general creditor of the Company.

In accepting the grant, Grantee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time as set forth in the Plan;

(b) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;

(c) Grantee is voluntarily participating in the Plan;

(d) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(e) Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;

(f) for Grantees who reside outside the U.S., the following additional provisions shall apply:

(i) the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(ii) in consideration of the grant of RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Grantee’s Service with the Company, the Employer or any Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws), and Grantee irrevocably releases the Company, the Employer, and any Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waived Grantee’s entitlement to pursue such claim; and

(iii) in the event of termination of Grantee’s Service (whether or not in breach of local labor laws), Grantee’s right to vest in the RSUs, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law.

16.	Plan Governs	This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

17.	Data Privacy Notice and Consent	This Section 17 (Data Privacy Notice and Consent) applies to Grantee only if Grantee resides outside of the U.S. If Grantee resides outside of the U.S., then Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee understands that the Company and the Employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Grantee understands that Data will be transferred to the Company’s broker and any other third party assisting in the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country.

Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that Grantee may contact Grantee’s local human resources representative.

18.	Amendments	Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee in a material way under this Agreement without Grantee’s consent.

19.	Severability	If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

20.	Successors and Assigns	Without limiting Section 11 (Grant is Not Transferable) hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

21.	Applicable Law and Venue	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed.

22.	No Advice Regarding Award	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding Grantee’s participation in the Plan, or the acquisition or sale of underlying Shares. Grantee is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

23.	Electronic Delivery and Participation	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24.	Language	If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25.	Addresses for Notice	Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Grantee at the address appearing in the personnel records of the Company for Grantee or to either party at such other address as either party hereto may hereafter designate in writing or electronically to the other.

26.	Appendix A	Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions for Grantee’s country of residence, if any, forth in the Appendix A to this Agreement. Moreover, if Grantee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

27.	Imposition of Other Requirements	The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
BY SIGNING THE NOTICE OF GRANT TO THIS AGREEMENT,
GRANTEE AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE,
AS WELL AS BELOW IN APPENDIX A, AND IN THE PLAN

ADDITIONAL TERMS & CONDITIONS OF THE
RESTRICTED STOCK UNIT AGREEMENT
FOR GRANTEES OUTSIDE THE U.S.
APPENDIX A
This Appendix A includes additional terms and conditions that govern the RSUs granted to Grantee if Grantee resides in one of the countries listed herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Capitalized terms used but not defined in this Appendix A shall have the meanings set forth in the Plan and/or the Agreement.
This Appendix A also includes certain issues of which Grantee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as November 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the RSUs vest or Shares acquired under the Plan subsequently are sold.
In addition, the information is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of any particular result. Therefore, Grantee is advised to seek appropriate professional advice as to how the relevant laws in Grantee’s country may apply to his or her situation.
Finally, if Grantee is a citizen or resident of a country other than the one in which Grantee is currently working, transfers employment after the RSUs were granted or is considered a resident of another country for local law purposes, the information contained herein may not apply.
CANADA
Data Privacy. This provision supplements Section 17 of the Agreement:
Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Grantee further authorizes the Company and the administrator of the Plan to disclose and discuss the Plan with their advisors. Grantee further authorizes the Company and any Subsidiary or Affiliate to record such information and to keep such information in Grantee’s employee file.

GERMANY
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Grantee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares of Common Stock acquired under the Plan, the bank will make the report for Grantee. No report is required for payments less than €12,500. In addition, Grantee must report any receivables or payables or debts in foreign currency exceeding €5,000,000 on a monthly basis.
IRELAND
Payment. This provision replaces Section 2 of the Agreement:
Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the RSUs, Shares will be issued to Grantee. In no event will the Award be paid to Grantee in the form of cash.
Exclusion from Termination Indemnities and Other Benefits. This provision supplements Section 15 of the Agreement:
By accepting the RSUs, Grantee acknowledges, understands, and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.
Director Notification. If Grantee is a director, shadow director or secretary of an Irish subsidiary of the Company, Grantee is subject to certain notification requirements under Section 53 of the Companies Act, 1990. Among these requirements is an obligation to notify the Irish affiliate in writing within five (5) business days when Grantee receives an interest (e.g., RSUs, Shares) in the Company and the number and class of shares or rights to which the interest relates. In addition, Grantee must notify the Irish subsidiary within five (5) business days when Grantee sells Shares acquired under the Plan. This notification requirement also applies to any rights or Shares acquired by Grantee’s spouse or children (under the age of 18).
PUERTO RICO
There are no country-specific provisions.
SWEDEN
There are no country-specific provisions.

SWITZERLAND
Securities Law Information. The offer of the RSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.
UNITED KINGDOM
Terms and Conditions.
Restricted stock units (“RSUs”) payable only in shares of Common Stock
Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, if Grantee is resident and ordinarily resident in the United Kingdom, the grant of RSUs does not provide any right for Grantee to receive a cash payment and the RSUs are payable in shares of Common Stock only.
Responsibility for Taxes. The following provision supplements Section 7 of the Agreement:
If payment or withholding of the Tax-Related Items (including the Employer’s Liability, as defined below) is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Grantee to the Employer, effective on the Due Date. Grantee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 7 of the Agreement. Notwithstanding the foregoing, if Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Grantee will not be eligible for such a loan to cover the Tax-Related Items. In the event that Grantee is a director or executive officer and the Tax-Related Items are not collected from or paid by Grantee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Grantee on which additional income tax and national insurance contributions (including the Employer’s Liability, as defined below) will be payable. Grantee acknowledges that the Company or the Employer may recover such amounts from Grantee by any of the means referred to in Section 7 of the Agreement. However, Grantee is also responsible for reporting and paying any income tax and national insurance contributions (including the Employer’s Liability, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election. As a condition of Grantee’s participation in the Plan, Grantee agrees to accept any liability for secondary Class 1 national insurance contributions (the “Employer’s Liability”) which may be payable by the Company and/or the Employer in connection with the Award and any event giving rise to Tax-Related Items. To accomplish the foregoing, Grantee agrees to execute the following joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to Grantee. Grantee further agrees to execute such other joint elections as may be required between Grantee and any successor to the Company and/or the Employer. Grantee further agrees that the Company and/or the Employer may collect the Employer’s Liability by any of the means set forth in Section 7 of the Agreement.
If Grantee does not enter into a Joint Election prior to vesting of the Award or any other event giving rise to Tax-Related Items, Grantee will forfeit the Stock Unit Award and any benefits in connection with the Award, and any Shares that have been issued will be returned to the Company at no cost to the Company, without any liability to the Company and/or the Employer.

GENOMIC HEALTH, INC.
2005 STOCK INCENTIVE PLAN

Important Note on the Joint Election to Transfer
Employer National Insurance Contributions

As a condition of participation in the Genomic Health, Inc. 2005 Stock Incentive Plan (the “Plan”) and the vesting of the restricted stock unit award (the “Award”) that has been granted to Grantee by Genomic Health, Inc. (the “Company”), Grantee is required to enter into a joint election to transfer to Grantee any liability for employer national insurance contributions (the “Employer’s Liability”) that may arise in connection with the Award, or in connection with future restricted stock unit awards granted to Grantee by the Company under the Plan (the “Joint Election”).
If Grantee does not agree to enter into the Joint Election, the Award will be worthless, as (under the terms of the Restricted Stock Unit Agreement), Grantee will not be able to vest in the Award or receive any benefit in connection with the Award.
By entering into the Joint Election:

☐☐☐	Grantee agrees that any Employer’s Liability that may arise in connection with or pursuant to the vesting of the Award (and the acquisition of shares of the Company’s common stock) or other taxable events in connection with the Award will be transferred to Grantee; and

☐☐☐	Grantee authorizes the Company and/or Grantee’s employer to recover an amount sufficient to cover this liability by any method set forth in the Restricted Stock Unit Agreement and/or the Joint Election.

Indicating your acceptance of the Restricted Stock Unit Agreement indicates your agreement to be bound by the terms of the Joint Election.
Please read the terms of the Joint Election carefully before accepting the Restricted Stock Unit Agreement
and the Joint Election.
Please print and keep a copy of the Joint Election
for your records.

GENOMIC HEALTH, INC.
2005 STOCK INCENTIVE PLAN
Restricted Stock Units
for Employees in the United Kingdom
FORM OF ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY
CLASS 1 NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE
1.	Parties

This Election is between:
(A)	You, the individual who has obtained access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”), and who is eligible to receive a restricted stock unit award pursuant to the terms and conditions of the Genomic Health, Inc. 2005 Stock Incentive Plan (the “Plan”), and

(B)	Genomic Health, Inc. 301 Penobscot Drive, Redwood City, California 94063, U.S.A. (the “Company”) which may grant restricted stock units under the Plan and is entering this Election on behalf of the Employer.

2.	Purpose of Election
2.1	This Election relates to the Employer’s secondary Class 1 national insurance contributions (the “Employer’s Liability”) which may arise on the occurrence of a “Taxable Event” pursuant to paragraph 3B(1A) of Schedule 1 of the Social Security Contributions and Benefits Act 1992, including but not limited to:
(i)	the acquisition of securities pursuant to the restricted stock unit award (pursuant to section 477(3)(a) ITEPA); and/or

(ii)	the assignment or release of the restricted stock unit award in return for consideration (pursuant to section 477(3)(b) ITEPA); and/or

(iii)	the receipt of a benefit in connection with the restricted stock unit award other than a benefit within (i) or (ii) above (pursuant to section 477(3)(c) ITEPA).
In this Election, ITEPA means the Income Tax (Earnings and Pensions) Act 2003.
2.2	This Election is made in accordance with paragraph 3B(1) of Schedule 1 to the Social Security Contributions and Benefits Act 1992.

2.3	This Election applies to all restricted stock unit awards granted to the Employee under the Plan, on or after 8 August 2007 up to the termination date of the Plan.

2.4	This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5	This Election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA 2003 (employment income: securities with artificially depressed market value).
3.	The Election
The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by clicking on the acceptance of the Restricted Stock Unit Award button where indicated, he or she will become personally liable for the Employer’s Liability covered by this Election.
4.	Payment of the Employer’s Liability
4.1	Notwithstanding that pursuant to this Election, the Employer’s Liability is transferred to the Employee, the Employee authorises the Employer and the Employer agrees, to remit the Employer’s Liability to Her Majesty’s Revenue and Customs (“HMRC”) on behalf of the Employee. The Employee agrees to pay to the Employer the Employer’s Liability on demand at any time on or after the Taxable Event.

4.2	Without limitation to Clause 4.1 above, the Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time on or after the Taxable Event:
(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the restricted stock unit award; and/or

(iv)	through any other method set forth in the Restricted Stock Unit Award Agreement entered into between the Employee and the Company.
4.3	The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee until full payment of the Employer’s Liability is received.
5.	Duration of Election
5.1	The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the UK Employer on the date on which the Employer’s Liability becomes due.
5.2	This Election will continue in effect until the earliest of the following:
(i)	such time as both the Employee and the Company agree in writing that it should cease to have effect;

(ii)	the date the Company serves written notice on the Employee terminating its effect;

(iii)	the date HMRC withdraws approval of this Form of Election; or

(iv)	the date the Election ceases to have effect in accordance with its terms in respect of any outstanding restricted stock unit awards granted under the Plan.

Acceptance by the Employee
     The Employee acknowledges that by clicking on the acceptance of the Restricted Stock Unit Award button where indicated, the Employee agrees to be bound by the terms of this Election as stated above.
     Acceptance by the Company
     The Company acknowledges that by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election as stated above.
     [INSERT SCANNED SIGNATURE]
     [Name]
     [Title]
     Genomic Health, Inc.
     [Date]

Schedule to Form of Election — Employing Companies
The Employing Companies to which this Form of Election relates are:
(1)	Genomic Health Switzerland LLC

Registered Office:	Rue du Rhone 14, 4th floor, CH-1204, Geneve

Company Number (if any):

Corporation Tax District (if any):

Corporation Tax Reference (if any):